Exhibit 10.57
April 9, 2009
James Unger

Re:	James J. Unger Stock Appreciation Rights
Reference is made to the 2005 Equity Incentive Plan, as amended (the “Plan”) and the following Stock Appreciation Rights Agreements issued thereunder by and between American Railcar Industries, Inc. (the “Company”) and James J. Unger, such Stock Appreciation Rights Agreement to be collectively referred to herein as the “SARs”:
•	Stock Appreciation Rights Agreement dated April 4, 2007 granting 50,000 stock appreciation rights; and
•	Stock Appreciation Rights Agreement dated April 28, 2008, granting 50,000 stock appreciation rights.
As previously announced by the Company, effective April 1, 2009, Mr. Unger has resigned as President and Chief Executive Officer of the Company, and has continued to serve as a consultant to the Company at the discretion of the Company’s Board of Directors, and as a director. Pursuant to the terms of the SARs, the SARs would cease to vest and the vested SAR’s would expire within 90 days of his termination of employment with the Company. In consideration of Mr. Unger’s continued service with the Company as a consultant, the Company hereby agrees to modify each of the SARs, effective as of April 1, 2009, to provide that Mr. Unger shall be deemed to be employed by the Company for so long as he continuously serves as a consultant to the Company, which shall be determined without regard to Mr. Unger’s service as a director.
Except as expressly provided herein, Mr. Unger’s SARs shall continue in accordance with all other terms and conditions set forth therein and in the Plan, including, without limitation, any other vesting conditions set forth therein. Without limiting the foregoing, Mr. Unger further acknowledges and agrees that nothing herein shall require the Company to continue to retain Mr. Unger as a consultant.

Please indicate your acceptance of the foregoing, by executing a counterpart of this letter in the space provided below. This letter agreement may be executed in counterparts and shall be of no force and effect unless and until so executed by you.

AMERICAN RAILCAR INDUSTRIES, INC.
By:	/s/ James Cowan
	Name:	James Cowan
	Title:	President and Chief Executive Officer

Agreed to and accepted by:

/s/ James J. Unger

James J. Unger